SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 30, 2010
ASPEN INSURANCE HOLDINGS LIMITED
(Exact name of registrant as specified in its charter)

Bermuda	001-3 1909	Not Applicable
(State or other jurisdiction	(Commission	(I.R.S. Aspen Insurance
of incorporation)	File Number)	U.S. Services, Inc.
Identification No.)
Maxwell Roberts Building
1 Church Street
Hamilton HM 11
Bermuda
(Address of principal executive offices)
(Zip Code)
Registrant’s telephone number, including area code: (441) 295-8201
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240. 14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Section 1 — Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement
On July 30, 2010, Aspen Insurance Holdings Limited (the “Company”) and six of its wholly-owned (directly or indirectly) subsidiaries (collectively, the “Borrowers”) entered into a three-year revolving credit agreement (the “Credit Agreement”) with various lenders and Barclays Bank plc, as administrative agent and letter of credit issuer. The facility will be used by the Borrowers to finance the working capital needs of the Company and its subsidiaries, for letters of credit in connection with the insurance and reinsurance businesses of the Company and its subsidiaries and for other general corporate purposes. Initial availability under the facility is $280,000,000, and the Company has the option (subject to obtaining commitments from acceptable lenders) to increase the facility by up to $75,000,000. The facility will expire on July 30, 2013.
On the closing date for the facility, no borrowings were outstanding under the Credit Agreement. The fees and interest rates on the loans and the fees on the letters of credit payable by the Borrowers under the Credit Agreement are based upon the credit ratings for the Company’s long-term unsecured senior debt by Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc. In addition, the fees for a letter of credit vary based upon whether the applicable Borrower has provided collateral (in the form of cash or qualifying debt securities) to secure its reimbursement obligations with respect to such letter of credit.
The Credit Agreement replaces the Company’s $450 million five-year credit agreement dated as of August 2, 2005, which would have expired on August 2, 2010, but was terminated upon the effectiveness of the Credit Agreement.
Under the Credit Agreement, the Company must not permit (a) consolidated tangible net worth to be less than approximately $2.3 billion plus 50% of consolidated net income and 50% of aggregate net cash proceeds from the issuance by the Company of its capital stock, in each case after January 1, 2010, (b) the ratio of its total consolidated debt to the sum of such debt plus its consolidated tangible net worth to exceed 35% or (c) any material insurance subsidiary to have a financial strength rating of less than B++ from A.M. Best. The Credit Agreement contains other customary affirmative and negative covenants, including (subject to various exceptions) restrictions on the ability of the Company and its subsidiaries to incur indebtedness, create or permit liens on their assets, engage in mergers or consolidations, dispose of assets, pay dividends or other distributions, purchase or redeem the Company’s equity securities, make investments and enter into transactions with affiliates. In addition, the Credit Agreement has customary events of default, including (subject to certain materiality thresholds and grace periods) payment default, failure to comply with covenants, material inaccuracy of representation or warranty, bankruptcy or insolvency proceedings, change of control and cross-default to other debt agreements.
The foregoing description of the Credit Agreement is qualified in its entirety by reference to the complete terms and conditions of the Credit Agreement. A copy of the Credit Agreement is filed herewith as Exhibit 10.1.
Section 2— Financial Information
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The information contained above under “Item 1.01 Entry into a Material Definitive Agreement” is hereby incorporated by reference.
Section 9— Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits
(d) The following exhibits are filed as part of this report:
10.1	Credit Agreement dated as of July 30, 2010 among Aspen Insurance Holdings Limited, various subsidiaries thereof, various lenders and Barclays Bank plc, as administrative agent.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASPEN INSURANCE HOLDINGS LIMITED (Registrant)
Dated: August 4, 2010	By:	/s/ Richard Houghton
		Name:	Richard Houghton
		Title:	Chief Financial Officer

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